      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997

                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-8

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      WEIDER NUTRITION INTERNATIONAL, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                   DELAWARE                                     87-0563574
       (STATE OR OTHER JURISDICTION OF                       (I.R.S. EMPLOYER
        INCORPORATION OR ORGANIZATION)                    IDENTIFICATION NUMBER)

                            ------------------------

                              1960 SOUTH 4250 WEST

                        SALT LAKE CITY, UTAH 84104-4836
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

     1997 EQUITY PARTICIPATION PLAN OF WEIDER NUTRITION INTERNATIONAL, INC.

                            (FULL TITLE OF THE PLAN)

                            ------------------------

                                    COPY TO:

              ROBERT K. REYNOLDS                             ROGER H. KIMMEL
          EXECUTIVE VICE PRESIDENT,                          LATHAM & WATKINS
    CHIEF OPERATING OFFICER AND SECRETARY                    885 THIRD AVENUE
     WEIDER NUTRITION INTERNATIONAL, INC.                       SUITE 1100
             1960 SOUTH 4250 WEST                        NEW YORK, NEW YORK 10022
       SALT LAKE CITY, UTAH 84104-4836                        (212) 906-1200
                (801) 975-5000
   (NAME, ADDRESS, INCLUDING ZIP CODE, AND
    TELEPHONE NUMBER, INCLUDING AREA CODE,
            OF AGENT FOR SERVICE)

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                PROPOSED MAXIMUM     MAXIMUM
     TITLE OF SECURITIES         AMOUNT TO BE    OFFERING PRICE     AGGREGATE        AMOUNT OF
       TO BE REGISTERED           REGISTERED     PER SHARE (1)    OFFERING PRICE  REGISTRATION FEE
--------------------------------------------------------------------------------------------------
Class A Common Stock,
  $.01 par value..............    1,646,000         $12.0625       $19,854,875       $6,017.00
==================================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high and low price for shares of the Registrant's Class A Common Stock as reported on the New York Stock Exchange, Inc. composite tape on May 23, 1997.

================================================================================

PROSPECTUS

                      WEIDER NUTRITION INTERNATIONAL, INC.

                    1,646,000 SHARES OF CLASS A COMMON STOCK
                          (PAR VALUE, $.01 PER SHARE)
                            ------------------------

     This Prospectus relates to the offer and sale of shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of Weider Nutrition International, Inc. ("Weider" or the "Company"), which may be offered hereby from time to time by any or all of the selling stockholders named herein (the "Selling Stockholders") for their own benefit. The Company will receive no part of the proceeds of sales made hereunder. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the shares offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

     All or a portion of the shares of Class A Common Stock offered hereby may be offered for sale, from time to time, on the New York Stock Exchange, or otherwise, at prices and terms then obtainable. All brokers' commissions, concessions or discounts will be paid by the Selling Stockholders.

     The Selling Stockholders and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event commissions received by such broker may be deemed to be underwriting commissions under the Securities Act.

     The Class A Common Stock of the Company is listed on the New York Stock Exchange under the symbol WNI. On May 27, 1997, the last reported sale price of the Company's Class A Common Stock on the New York Stock Exchange was $12.125.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 29, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
AVAILABLE INFORMATION.................................................................     2
THE COMPANY...........................................................................     2
SELLING STOCKHOLDERS..................................................................     3
PLAN OF DISTRIBUTION..................................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................................     3
LEGAL MATTERS.........................................................................     4
EXPERTS...............................................................................     4
INDEMNIFICATION OF DIRECTORS AND OFFICERS.............................................     4

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed with the Commission by the Company may be inspected at the public reference room maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. In addition, certain information on file with the Commission can be accessed via the Commission's Internet home page at http://www.sec.gov/. Copies of such material can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's Class A Common Stock is listed on the New York Stock Exchange and similar information concerning the Company can be inspected and copied at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Additional updating information with respect to the Class A Common Stock may be provided in the future to participants by means of appendices or supplements to this Prospectus.

     The Company has filed a Registration Statement on Form S-8 with the Commission under the Securities Act with respect to the shares of Class A Common Stock covered by this Prospectus. This Prospectus omits certain information and exhibits included in and annexed to that Registration Statement, copies of which may be obtained upon payment of a fee prescribed by the Commission or may be examined free of charge at the principal office of the Commission in Washington, D.C.

                                  THE COMPANY

     The Company has its principal executive offices at 1960 South 4250 West, Salt Lake City, Utah 84104-4836, and its telephone number is (801) 975-5000. The Company was incorporated under the laws of the State of Delaware in 1996.

                              SELLING STOCKHOLDERS

     Each of the Selling Stockholders is a non-affiliate as that term is defined in Rule 144 of the Securities Act and holds less than 1,000 shares of the Class A Common Stock. Each of the Selling Stockholders may use this reoffer prospectus to reoffer and resell up to 1,000 shares of Class A Common Stock.

                              PLAN OF DISTRIBUTION

     The Selling Stockholders may sell shares of Class A Common Stock in any of the following ways: (i) through dealers; (ii) through agents; or (iii) directly to one or more purchasers. The distribution of the shares of Class A Common Stock may be effected from time to time in one or more transactions (which may involve crosses or block transactions) (A) on the New York Stock Exchange (or on such other national stock exchanges on which the shares of Class A Common Stock may be traded from time to time) in transactions which may include special offerings, exchange distributions and/or secondary distributions pursuant to and in accordance with the rules of such exchanges, (B) in the over-the-counter market, or (C) in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions. Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The Selling Stockholders may effect such transactions by selling shares of Class A Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or commissions from purchasers of shares of Class A Common Stock for whom they may act as agent. The Selling Stockholders and any broker-dealers or agents that participate in the distribution of shares of Class A Common Stock by them might be deemed to be underwriters, and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions, under the Securities Act.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The documents listed below have been filed by the Company with the Commission and are incorporated herein by reference:

          (a) The Company's Prospectus relating to its initial public offering of Class A Common Stock, dated April 30, 1997 and filed with the Commission pursuant to Rule 424(b) under the Securities Act.

          (b) All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Exchange Act since the end of the Company's fiscal year ended May 31, 1996.

          (c) The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed on April 9, 1997 pursuant to Section 12(b) of the Exchange Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                 LEGAL MATTERS

     The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Latham & Watkins, New York, New York. Roger H. Kimmel, a director of the Company, is a partner of Latham & Watkins.

                                    EXPERTS

     The Company's consolidated financial statements incorporated herein by reference to the Company's Registration Statement on Form S-1, have been audited by Deloitte & Touche, independent auditors, as stated in their reports incorporated herein by reference and have been so incorporated by reference in reliance upon such reports given upon the authority of that firm as experts in accounting and auditing.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide for indemnification of personal liability of the directors of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").
Article VIII of the Bylaws of the Company provides for indemnification of officers and directors to the fullest extent permitted under the DGCL. The Company may, in the discretion of the Board of Directors, indemnify its employees and agents.

     Any indemnification provided at the discretion of the Board of Directors to the Company's employees and agents shall not affect any of the rights of those seeking indemnification which they may be entitled to under bylaws, resolutions or otherwise. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, agent or employee of the Company against liability asserted against him and incurred in or arising out of any such capacity, whether or not the Company would have the power to indemnify him against liability under the provisions of this section provided the same is consistent with Delaware law. The right of any person to be indemnified shall be subject to the right of the Company, in lieu of such indemnity, to settle any claim, action, suit or proceeding at the expense of the Company by the payment of the amount of settlement and the costs and expenses incurred in connection therewith.

     No person is authorized to give any information or to make any representations, other than those contained in this Prospectus, in connection with the offering described herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities by any person in any jurisdiction in which it is unlawful for such person to make such offer, solicitation or sale. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an implication that the information contained herein is correct as of any time subsequent to the date hereof.

                         ------------------------------

                                1,646,000 Shares
                      Weider Nutrition International, Inc.
                              Class A Common Stock

                         ------------------------------

                                   PROSPECTUS

                         ------------------------------

                                  May 29, 1997

                         ------------------------------

                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents filed with the Securities and Exchange Commission by Weider Nutrition International, Inc., a Delaware corporation (the "Company") are incorporated as of their respective dates in this Registration Statement by reference:

          (a) The Company's Prospectus relating to its initial public offering of Class A Common Stock, dated April 30, 1997 and filed with the Commission pursuant to Rule 424(b) under the Securities Act.

          (b) All other reports filed by the Company pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the end of the Company's fiscal year ended May 31, 1996.

          (c) The description of the Company's Class A Common Stock contained in the Company's Registration Statement on Form 8-A filed on April 9, 1997 pursuant to Section 12(b) of the Exchange Act.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated herein, or in any other subsequently filed document which also is or is deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity of the Class A Common Stock will be passed upon for the Company by Latham & Watkins, New York, New York. Roger H. Kimmel, a director of the Company, is a partner of Latham & Watkins.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provide for indemnification of personal liability of the directors of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware (the "DGCL").
Article VIII of the Bylaws of the Company provides for indemnification of officers and directors to the fullest extent permitted under the DGCL. The Company may, in the discretion of the Board of Directors, indemnify its employees and agents.

     Any indemnification provided at the discretion of the Board of Directors to the Company's employees and agents shall not affect any of the rights of those seeking indemnification which they may be entitled to under bylaws, resolutions or otherwise. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, agent or employee of the Company against liability asserted against him and incurred in or arising out of any such capacity, whether or not the Company would have the power to indemnify him against liability under the provisions of this section provided the same is consistent with Delaware law. The right of any person to be indemnified shall be subject to the right of the Company, in lieu of such indemnity, to settle any claim, action, suit or proceeding at the expense of the Company by the payment of the amount of settlement and the costs and expenses incurred in connection therewith.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     4.1 The 1997 Equity Participation Plan of Weider Nutrition International, Inc.

     5.1 Opinion of Latham & Watkins.

     23.1 Consent of Deloitte & Touche.

     23.2 Consent of Latham & Watkins (included in Exhibit 5.1).

     24.1 Power of Attorney (incorporated in the signature page to the Registration Statement -- see page II-4).

ITEM 9.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply to information contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake, State of Utah on May 29, 1997.

                                          WEIDER NUTRITION INTERNATIONAL, INC.

                                          By:     /s/ RICHARD B. BIZZARO
                                            ------------------------------------
                                            Richard B. Bizzaro
                                            Chief Executive Officer and
                                              President

                               POWER OF ATTORNEY

     Each of the undersigned officers and directors of Weider Nutrition International, Inc. hereby severally constitutes and appoints each of Richard B. Bizzaro and Robert K. Reynolds as attorney-in-fact for the undersigned, in any and all capacities, with full power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments), and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each such attorney-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in their respective capacities with Weider Nutrition International, Inc. and on the dates indicated.

              SIGNATURE                                 TITLE                        DATE
-------------------------------------    ------------------------------------    -------------

           /s/ ERIC WEIDER               Chairman of the Board and Director       May 29, 1997
-------------------------------------
             Eric Weider

       /s/ RICHARD B. BIZZARO            Chief Executive Officer, President       May 29, 1997
-------------------------------------    and Director (Principal Executive
         Richard B. Bizzaro              Officer)

       /s/ ROBERT K. REYNOLDS            Chief Operating Officer, Executive       May 29, 1997
-------------------------------------    Vice President and Director
         Robert K. Reynolds              (Principal Financial and Accounting
                                         Group)

         /s/ RONALD L. COREY             Director                                 May 29, 1997
-------------------------------------
           Ronald L. Corey

         /s/ ROGER H. KIMMEL             Director                                 May 29, 1997
-------------------------------------
           Roger H. Kimmel

       /s/ GEORGE F. LENGVARI            Director                                 May 29, 1997
-------------------------------------
         George F. Lengvari

                      WEIDER NUTRITION INTERNATIONAL, INC.

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                              DESCRIPTION OF EXHIBIT                                PAGE
------   -----------------------------------------------------------------------------    ----
  4.1    The 1997 Equity Participation Plan of Weider Nutrition International, Inc....
  5.1    Opinion of Latham & Watkins..................................................
 23.1    Consent of Deloitte & Touche.................................................
 23.2    Consent of Latham & Watkins (included in Exhibit 5.1)........................
 24.1    Power of Attorney (incorporated in the signature page to the Registration
         Statement -- see page II-4)..................................................